Exhibit 99.1

Welcome to the 2015 annual shareholders meeting. I am Joe Steinberg, Chairman of HomeFed Corporation. Please allow me to introduce HomeFed’s directors and officers.

In the last 15 months, HomeFed completed two important acquisitions, Leucadia’s real estate assets and additional land in Otay Ranch.

Before we review the assets, let’s discuss the overall housing market.

Nationally, the spring selling season was the best since 2008. Housing starts continued to steadily rise from the trough of 2009 when only 575,000 starts occurred. Last year’s housing starts totaled just over 1 million, which is still well below the historic averages and less than what is commonly thought necessary to accommodate population growth and functional obsolescence. This deficiency in the housing market is growing, especially for affordable new homes.  The San Diego market is no different and though there will be lots of ups and downs, here the long term demand remains strong.

The US population continues to grow, though the rate of that growth continues to get closer and closer to zero; a decline which started more than 20 years ago. Interestingly, over 40% of the growth we do enjoy comes from immigration.

However, there are problems which hold back demand so not all is roses.

Exhibit 99.1

The milestone of owning a house is coming later in life for many people, especially the millennial generation.  For starters, the millennial generation is waiting until their late 20’s to settle down. This is a significant change from when I was a young man. Perhaps it is job insecurity, low income growth and pay,   or perhaps Mom and Dad are coddlers through necessity or not and have yet to fully cut the financial umbilical cord. Whatever the reasons, young people are delaying settling down and the items that customarily go with it – kids and home ownership.

Historically buying a home has meant a mortgage and debt.  Student debt is a real limiting factor for millions of prospective buyers.  As tuitions continue to rise, Congress and colleges have now beaten the realtors to the punch. Real estate consultant John Burns estimates that student loan debt loads have reduced real estate transactions by over 400,000 sales per year.

Also just, getting the sticks and bricks on the ground is much harder than in the past. Entitling land takes forever.  We purchased the original Otay land in 1998 and have yet to turn a spade of earth.  After the great recession, builders report there are not enough qualified subcontractors. The laborers went elsewhere in search of work many don’t appear to be coming back to the homebuilding industry.  Eventually this will mean a constrained supply and less affordability.

Now I will touch briefly on each of our projects but spend the bulk of our time discussing the Otay purchase.

In New York, we are halfway finished with the first major renovation of the Brooklyn Marriott. This $40MM renovation will update the lobby and rooms and should ultimately increase our net house profit through an increase in

Exhibit 99.1

rates and occupancy. This renovation is being led by our partners, Muss Development and Marriott International and is being funded by Marriott International and through project reserves.  So far, 2015 has not been the best year for New York City hotels. The strong dollar has kept foreign tourists away and this has led to a challenging first half of the year. However, the Brooklyn office market continues to strengthen and we look forward to 2018 when many of the leases for our large tenants in the office tower will be up for renewal.

In Virginia Beach, Ashville Park continues to perform well. Due to the lack of product, as expected, 2014 was relatively slow for lot sales and we have only one sale scheduled in 2015.  However, builder demand remains robust, so 2016 will be better as two new neighborhoods come online.

In Myrtle Beach, the Market Common is turning around nicely and our purchase price fortuitous. The Myrtle Beach market is experiencing record growth as Northeasterners are heading south. On the retail front, we have signed new leases with several tenants and occupancy continues to be over 90%. The 195 apartments command market leading rents and we are investigating the possibility of developing additional apartments.

In Panama City, we have completed the infrastructure for the first 127 homes at SweetBay. We have signed an agreement with a local builder to construct and sell, for a fee, up to 127 production homes and models on our behalf.  The model complex is anticipated to be ready by the end of the year with home sales to start in 2016. The charter school, which anchors Sweetbay, has proven to be wildly successful and we expect it to drive home sales and the community’s success.

Exhibit 99.1

In Madera County, our Rampage Vineyard was expanded with the acquisition of 95 acres in 2014. We have planted this acreage and a small portion of an existing vineyard with almonds, which we wish we had not, given the continuing drought. Our land sits on an aquifer and we get all of our water from wells, which for the moment are adequate. The grape harvest begins soon and seems fine.

In San Luis Obispo County we have started the planning process of the approximately 2,400 acre Avila Beach property and have begun meeting with various stakeholders. Things don’t happen fast with development in California and that is especially true along the scenic central coast. The area remains dramatically short of housing and could use a project like ours. Stay tuned for years.

Fanita Ranch is the same story, different jurisdiction. We are moving forward with planning and are having positive meetings with the City of Santee. We expect to start processing our entitlements later this year. We haven’t lost our enthusiasm for this asset and being located just 8 miles east of downtown San Diego will likely prove to be in demand once fully entitled.

At San Elijo Hills, we have two active builders: one is almost out of inventory and the other is approximately halfway sold out. This leaves 155 lots left to sell. We have signed a deal with a local San Diego based luxury homebuilder to construct and sell, for a fee, up to 58 homes on our behalf. This is a new business for us and we are taking it slow. Hopefully it will be a good learning experience we can apply in Otay. The rest of our remaining lots will be sold in the near future.

Exhibit 99.1

The second phase of the town center at San Elijo Hills will be the last to be completed at the project. We are working diligently with developers and tenants to find a path forward. We are making progress, albeit very slowly.

This brings us to Otay Ranch. The original Otay Ranch masterplan was put together by Jim and Al Baldwin in the 1980’s. The ranch consisted of 23,000 acres and the tenacious brothers successfully obtained approval for approximately 24,000 homes. The brothers’ grand vision as to what Otay could become was matched by their unfortunate timing and they lost a large portion of their holdings in the mid 90’s to other developers who have developed approximately 13,000 homes.

HomeFed was a beneficiary of their misfortune buying approximately 4,850 acres in 1998. After considerable time and effort, we successfully increased the density on this land allowing us to develop up to 6,000 homes and 1.8 million square feet of commercial.  Since obtaining the entitlements, we have been finalizing engineering and grading plans, obtaining environmental permits, negotiating multi-party agreements and beginning negotiations with homebuilders.

Jim Baldwin reemerged as a big player in Otay again in 2007 when he purchased land adjacent to each of our three development villages financed by a land loan from Lehman Brothers. When Lehman went into bankruptcy in 2008, State Street bank became the owner of the loan and eventually the land.

For years, we approached State Street in an effort to buy the property, but they were savvy and content to patiently build value through the entitlement process

Exhibit 99.1

and finally received approvals for approximately 7,000 homes in December of 2014, about 6 months behind us.

With the entitlements in place, State Street hired a broker and went to market. Ultimately, we were the biggest optimists in the room and were the successful bidders paying $150MM. We financed the purchase with a 6 ½ percent 3 year bond placed through our affiliate Jefferies LLC.

Some of you may cringe at the $150MM purchase price. Let me explain our reasoning so you will hopefully unfurrow your brow.

With this acquisition, HomeFed controls approximately 13,000 entitled residential units and approximately 2 million square feet of commercial, industrial and office space. This represents the vast majority of the remaining developable homes within Otay Ranch. Here’s the data.

San Diego County is growing slightly faster than the United States at 1.1% per year or about 36,000 people per year. You would have to go back to the boom years of the late 80’s to get to numbers much different. Unemployment is low and San Diego County is coming off of the best 3 years of job growth in 15 years.

It is no secret that San Diego is a great place to work and live it and is also running out of developable land. Since 1998, master planned communities in Chula Vista have averaged 17% percent market share of new home sales in the County. It got as high as 27% and last year it was 14%. We believe that this number will rise as we put additional inventory online. In terms of affordability, Chula Vista and Otay are the sweet spot in San Diego County.

Exhibit 99.1

In the entire San Diego County, there are 69 active projects. This is down from 363 in 2006. Within the Chula Vista master planned communities there are only 10 active projects, down from a high of 51 in 2003. There simply aren’t many alternatives for prospective homebuyers.

The median household income for San Diego County is $62,000.  If you isolate the zip codes for southeast Chula Vista, the median income jumps to $94,000. The demographics further show that Otay Ranch is younger than average with a higher percentage of families with children. The schools are good and are attracting families who value education. Millennials may have delayed marriage and kids, but this will not be an indefinite delay and many still aspire to own a single family home.  Mexico is a short distance away and Chula Vista is a proven attractive place to live for Mexican business people and retirees.

With this acquisition, we will not have the head-to-head competition that we would have otherwise had if we owned half of Otay. We will control product mix and rollout, and possibly re-plan certain parcels and make other changes to lower construction costs and increase revenues. The words accretive and synergy are overused so let’s stick with the original phrase as coined by Aristotle “the whole is greater than the sum of its parts.”

The American dream is not dead. People still want a safe home with good schools and access to jobs and shopping. San Diego is that place and Otay and Fanita will meet an essential need for the next two decades.  Demand is building and supply in the region is constrained. Builders are clamoring for the lots and we intend to get finished lots into their hands as quickly as possible. Our management team lead by Paul Borden, Kent Aden, Chris Foulger and Erin Ruhe are excited and up to the task at hand.   We want to thank them and all our other employees for their hard work over the last few years and I look forward to the future with enthusiasm.

Questions.

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